Exhibit 99.1

Northern Power Systems Corp.

(Formerly known as Wind Power Holdings, Inc.)

Index to the Consolidated Financial Statements

PAGE
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2013 and 2012	F-3

Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2013 and 2012	F-5

Consolidated Statements of Changes in Stockholders’ Equity (Deficiency) For the Years Ended December 31, 2013 and 2012	F-6

Consolidated Statements of Cash Flows for the Year Ended December 31, 2013 and 2012	F-7

Notes to Consolidated Financial Statements as of and for the Years Ended December 31, 2013 and 2012	F-8 to F-36
Financial Statement Schedule
Schedule II – Valuation and Qualifying Accounts	F-37

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Northern Power Systems Corp.

We have audited the accompanying consolidated balance sheets of Northern Power Systems Corp. (formerly known as Wind Power Holdings, Inc.) and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficiency) and cash flows for the years then ended. Our audit also included the financial statement schedule listed in the Index at F-1. The Company’s management is responsible for these consolidated financial statements and financial statement schedule. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northern Power Systems Corp. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ CohnReznick LLP

Glastonbury, Connecticut

April 14, 2014, except for the caption “Liquidity” in Note 1 and the fourth paragraph of Note 18, which are as of September 3, 2014.

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2013 AND 2012

(All amounts in thousands, except share and per share amounts)

	2013	2012
ASSETS
CURRENT ASSETS:
Cash	$4,534	$4,456
Accounts receivable — net of allowance for doubtful accounts of $103 and $22 at December 31, 2013 and 2012, respectively	1,961	1,161
Inventories — net (Note 4)	11,682	6,258
Deferred costs	1,443	1,285
Prepaid expenses and other current assets	1,365	681

Total current assets	20,985	13,841
Property, plant and equipment — net (Note 7)	1,414	1,900
Intangible assets — net (Note 8)	509	696
Goodwill	722	722
Deferred income taxes (Note 15)	2,384	409
Asset held for sale	1,300	2,077
Other assets	231	381

Total Assets	$27,545	$20,026

The accompanying notes are an integral part of these consolidated financial statements. (Continued)

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2013 AND 2012

(All amounts in thousands, except share and per share amounts)

	2013	2012
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Current portion of long-term debt (Note 9)	$141	$100
Accounts payable	2,148	601
Accrued expenses (Note 10)	2,158	1,480
Accrued compensation	2,207	1,199
Deferred revenue	4,221	1,340
Deferred income taxes (Note 15)	2,532	549
Customer deposits	10,917	4,227
Liability for stock compensation (Note 13)	598	—
Other current liabilities	197	753

Total current liabilities	25, 119	10,249

Deferred revenue, less current portion	1,163	1,112
Senior secured convertible notes (Note 9)	12,107	—
Long-term debt, less current portion (Note 9)	300	346
Liability for stock compensation (Note 13)	—	456
Warrant liability (Note 11)	—	3,268
Other long-term liability (Note 19)	258	349

Total Liabilities	38,947	15,780

Commitments and Contingencies (Note 19)
STOCKHOLDERS’ EQUITY (DEFICIENCY):
Series A convertible preferred stock, $5.00 face amount — 0 and 11,290,200 shares authorized, issued, and outstanding as of December 31, 2013 and 2012, respectively (liquidation value $0 and $68,670, respectively).	—	56,451
Series B convertible preferred stock, $6.00 face amount — 0 and 9,407,939 shares authorized, issued and outstanding as of December 31, 2013 and 2012, respectively (liquidation value $0 and $64,656, respectively).	—	56,447
Series C-1 convertible preferred stock, $6.30 face amount — 0 and 1,619,048 shares authorized; 0 and 1,608,322 shares issued and outstanding as of December 31, 2013 and 2012, respectively (liquidation value $0 and $10,829, respectively).	—	21,994
Series C-2 convertible preferred stock, $6.30 face amount — 0 and 6,476,192 shares authorized; 0 and 69,685 shares issued and outstanding as of December 31, 2013 and 2012, respectively (liquidation value $0 and $468, respectively).	—	181
Series X convertible preferred stock, 6,000,000 authorized and no shares issued and outstanding as of December 31, 2013 and 2012.	—	—
Common stock, $0.01 par value — 44,000,000 and 33,000,000 shares authorized; 20,000,075 and 23,475 shares issued and outstanding as of December 31, 2013 and 2012, respectively.	200	—
Additional paid-in capital	139,732	6,379
Accumulated deficit	(151,334)	(137,206)

Total Stockholders’ Equity (Deficiency)	(11,402)	4,246

Total Liabilities and Stockholders’ Equity (Deficiency)	$27,545	$20,026

The accompanying notes are an integral part of these consolidated financial statements. (Concluded)

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE YEARS

ENDED DECEMBER 31, 2013 AND 2012

(All amounts in thousands, except share and per share amounts)

	2013	2012
REVENUES:
Product	$19,142	$16,509
License	—	10,000
Design service	522	—
Service	934	891

Total revenues	20,598	27,400

COSTS OF REVENUE AND OPERATING EXPENSES:
Cost of product revenues	16,346	15,968
Cost of service revenues	3,012	3,205
Sales and marketing	2,977	2,902
Research and development	4,238	4,260
General and administrative	6,938	7,126
Assets held for sale loss	768	—
Restructuring charges	70	2,145
Impairment of certain long-lived assets	—	1,451

Total costs of revenue and operating expenses	34,349	37,057

Loss from operations	(13,751)	(9,657)
Change in fair value of warrants	172	4,545
Interest expense	(514)	(88)

Loss before provision for income taxes	(14,093)	(5,200)
Provision for income taxes	35	1,014

NET LOSS	(14,128)	(6,214)
Other comprehensive loss
Foreign currency translation adjustment	—	(2)

COMPREHENSIVE LOSS	$(14,128)	$(6,216)

Net loss applicable to common shareholders (Note 2)	$(17,815)	$(12,388)
Net loss per common share
Basic and diluted	$(2.95)	$(527.71)
Weighted average number of common shares outstanding
Basic and diluted	6,032,481	23,475

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY) FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(All amounts in thousands except share amounts)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C-1 Convertible Preferred Stock		Series C-2 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficiency)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE — January 1, 2012	11,290,200	$56,451	9,407,939	$56,447	1,608,322	$21,994	69,685	$181	23,475	$—	$4,605	$2	$(130,992)	$8,688
Change in the liability classification of stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,774	—	—	1,774
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(6,214)	(6,214)
Currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	(2)	—	(2)

BALANCE — December 31, 2012	11,290,200	56,451	9,407,939	56,447	1,608,322	21,994	69,685	181	23,475	—	6,379	—	(137,206)	4,246
Stock based compensation expense	—	—	—	—	—	—	—	—	—	—	369	—	—	369
Change in the liability classification of stock-based compensation	—	—	—	—	—	—	—	—	—	—	266	—	—	266
April conversion	(1,773,800)	(8,869)	(3,399,195)	(20,398)	(358,245)	(4,899)	—	—	476,525	5	34,161	—	—	—
Warrant conversion	—	—	—	—	—	—	2,734,390	3,095	—	—	—	—	—	3,095
September automatic conversion	(9,516,400)	(47,582)	(6,008,744)	(36,049)	—	—	(2,804,075)	(3,276)	9,500,000	95	86,812	—	—	—
Series C-1 conversion to senior secured convertible notes	—	—	—	—	(1,250,077)	(17,095)	—	—	10,000,075	100	11,745	—	—	(5,250)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(14,128)	(14,128)

BALANCE — December 31, 2013	—	$—	—	$—	—	$—	—	$—	20,000,075	$200	$139,732	$—	$(151,334)	$(11,402)

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(All amounts in thousands)

	2013	2012
OPERATING ACTIVITIES:
Net loss	$(14,128)	$(6,214)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants	(172)	(4,545)
Provision for inventory obsolescence	22	430
Provision for doubtful accounts	152	(196)
Stock-based compensation expense	701	971
Depreciation and amortization	985	1,726
Noncash restructure charges	70	1,512
Loss from disposals of property and equipment	—	44
Deferred income taxes	8	19
Assets held for sale loss	768	—
Impairment of long-lived assets	—	1,451
Changes in operating assets and liabilities:
Accounts receivable	(952)	156
Other current and noncurrent assets	(534)	111
Inventories	(5,269)	(1,150)
Deferred costs	(158)	1,138
Accounts payable	1,549	(311)
Accrued expenses	1,598	(2,083)
Customer deposits	6,689	(538)
Deferred revenue and other short term liabilities	2,707	693
Other liabilities	(91)	349

Net cash used in operating activities	(6,055)	(6,437)

INVESTING ACTIVITIES:
Purchases of property and equipment	(387)	(390)

Net cash used in investing activities	(387)	(390)

FINANCING ACTIVITIES:
Proceeds from debt issuance	179	51
Debt principal payments	(184)	(50)
Proceeds from issuance of convertible notes	6,525	—

Net cash provided by financing activities	6,520	1

Effect of exchange rate change on cash	—	(2)

Change in cash	78	(6,828)
Cash — Beginning of Year	4,456	11,284

Cash — End of Year	$4,534	$4,456

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$50	$24

Cash paid for income taxes	$24	$1,043

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(Amounts in thousands except share and per share amounts)

1.	DESCRIPTION OF BUSINESS

The Company, as defined below, is a provider of advanced technology for the renewable energy sector. The Company designs, manufactures and services next-generation Permanent Magnet Direct-Drive (PM/DD) wind turbines for the distributed wind market, and licenses existing and evolving utility-scale wind turbine platforms to large manufacturers on a global basis. The Company also provides engineering and development services for a wide variety of renewable energy applications.

The Company’s headquarters are in Barre, Vermont, and it has a sales office in Zurich, Switzerland. The Company employs approximately 102 employees.

As of December 31, 2013, the parent holding company of the group was Wind Power Holdings, Inc. (“WPHI”), which had a wholly owned subsidiary, Northern Power Systems, Inc. (“Northern”). Northern had two wholly-owned subsidiaries, Northern Power Systems AG and Northern Power Systems Srl. WPHI was formed on August 12, 2008, and Northern was formed on July 14, 2008. WPHI previously had another wholly owned subsidiary, Northern Power Systems Utility Scale, Inc. (“Utility Scale”), which was formed on November 13, 2009. Utility Scale was merged into Northern effective December 31, 2013.

Liquidity

The Company’s initially issued financial statements disclosed a going concern uncertainty and management’s plans to address that uncertainty. Subsequent to the issuance of those financial statements, such going concern uncertainty was mitigated as follows:

Reverse Takeover Transaction and Private Placement—On April 16, 2014, a reverse takeover transaction (the “Merger”) contemplated by a Merger Agreement and Plan of Reorganization, dated as of March 31, 2014, by and among Mira III Acquisition Corp. (“Mira III”), WPHI, Mira Subco Inc., and Mira Subco LLC was consummated.

Upon the filing of Certificates of Merger with the Secretary of State of the State of Delaware on April 16, 2014, (i) Mira Subco Inc., a wholly-owned subsidiary of Mira III, merged with and into WPHI, with WPHI as the surviving corporation, and (ii) WPHI merged with and into Mira Subco LLC, a wholly-owned subsidiary of Mira III, with Mira Subco LLC as the surviving entity, as part of an integrated transaction. In connection with the Merger, all of the equity securities of WPHI were exchanged for common shares of Mira III. Following the completion of the transaction, Mira III changed its name to Northern Power Systems Corp. (“NPS”). NPS Corp. and its subsidiaries or WPHI and its subsidiaries as applicable are referred to herein as the “Company.” Also in connection with the Merger, the Company completed a private placement of 6,125,000 subscription receipts on March 17, 2014 for aggregate gross proceeds of CDN$24,500 (USD$22,273) at a price of CDN$4.00 per Subscription Receipt, which was received by NPS Corp. out of escrow on April 16, 2014. Finally, WPHI’s Senior Secured Convertible Notes were converted into Mira III common shares.

Liquidity — Management believes that, with the completion of its equity capital raise on April 16, 2014 and the conversion of the Senior Secured Convertible Notes due on June 30, 2014, as described above, the previously reported going concern uncertainty has been mitigated.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies followed in the preparation of these consolidated financial statements are as follows:

Principles of Consolidation — The consolidated financial statements include the accounts of Northern Power Systems Corp. (formerly known as Wind Power Holdings, Inc.) and its wholly owned subsidiaries after elimination of all intercompany transactions and balances.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Periodically, the Company evaluates its estimates, including those related to the accounts receivable, valuation allowance for inventories, useful lives of property and equipment and intangible assets, accruals for product warranty, estimates of fair value for stock-based compensation and the recording of warrant liabilities, income taxes and contingencies, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable at the time they are made, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Cash and Cash Equivalents — The Company considers all highly liquid investments that are readily convertible to cash with original maturity dates of three months or less as of the purchase date to be cash equivalents. There are no cash equivalents as of December 31, 2013 and 2012.

Accounts Receivable — Accounts receivable are stated at their estimated net realizable value. Accounts receivable are charged to the allowance for doubtful accounts when deemed uncollectible. The Company evaluates the collectability of accounts receivable based on the following factors:

•	Age of past due receivables and specific customer circumstances;

•	Probability of recoverability based on historical collection and write-off experience; and,

•	Current economic trends

If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payment, additional allowances may be required.

Revenue Recognition — The Company generates revenue from three principal sources: product sales, licensing of Intellectual Property (“IP”), and services. Revenues from product sales are recognized when delivery has occurred under completely executed sales agreements with selling prices fixed or determinable, and for which collectability is reasonably assured. Revenues from service, design activities, and repair time are recognized as work is performed and collectability is reasonably assured. During 2013 and 2012, service revenues were related primarily to commissioning activities as well as revenue generated from extended warranties and maintenance and service contracts.

Virtually all of the Company’s turbine sales contracts include multiple elements that are delivered at different points of time. A deliverable in an arrangement qualifies as a separate unit of accounting if the delivered item has value to the customer on a stand-alone basis. The Company’s contracts are composed of two or three units of accounting: the turbine product, commissioning services, and sometimes installation and or extended warranty services.

For these arrangements, the revenue is allocated to each of the deliverables based upon their relative selling prices as determined by a selling-price hierarchy. The Company has determined that vendor-specific objective evidence (“VSOE”) and third-party evidence (“TPE”) are not available for its elements and therefore management’s best estimate of selling price (“BESP”) is currently used. VSOE is the price at which the Company independently sells each unit of accounting to its customers. TPE is the price of any competitor’s largely interchangeable products or services in stand-alone sales to similarly situated customers. BESP is the price at which the Company would sell the deliverable if it were sold regularly on a stand-alone basis, considering market conditions and entity-specific factors. The Company will re-evaluate the existence of VSOE and TPE in each reporting period and utilize the highest-level available pricing method in the hierarchy at any time.

Revenue recognition for product sales is deferred until all revenue recognition criteria been met. The Company seeks to make the timing for which the criteria are met consistent across sales agreements; however, the timing may differ as a result of contract negotiations. Customers may also elect to purchase extended warranty agreements that are deferred and recognized over the covering years, generally years three through five of the turbine’s life. As of December 31, 2013 and 2012, total short and long-term deferred revenue was $5,384 and $2,452, respectively. Costs deferred as of December 31, 2013 and 2012, were $1,443 and $1,285, respectively. Amounts received from customers in advance of shipment of $10,917 and $4,227 as of December 31, 2013 and 2012, respectively, are recorded as customer deposits. Accounts receivable for product sales are recognized upon the transfer of title under the related sales contract terms.

The Company follows Accounting Standards Codification (“ASC”) 605-25, Revenue Recognition Multiple Element Arrangements, for recognizing revenue on the value of prototype and pilot products when title is transferred. Payments received prior to title transfer are recorded as customer deposits or deferred revenue until recognition is achieved. The Company follows ACS 330 for classifying costs related to producing the products as inventory until the sale is recognized at which point they are expensed as cost of goods sold.

Revenue related to the licensing of IP is recognized per ASC 605-25-3, Revenue Recognition, Multiple Element Arrangements, Units of Accounting which refers to SAB 100 Subtopic 13.A.3(d) License Fee Revenue, which states that delivery for revenue recognition purposes does not occur until the license term begins. Therefore, the Company does not recognize revenue from the licensed IP until the customer has the right to use the IP per the terms of the contract, physical delivery of the IP has occurred and all other revenue recognition criteria have been met. There may be instances in which the IP has been delivered but other services such as training, installation support and or supply chain certification are necessary for the customer to fully benefit from the IP. In those cases, revenue recognition may be deferred until such services are delivered. For contracts to perform development services the Company records revenues using either the percentage-of-completion method, or the milestone method, in which case revenue is recognized by the achievement of design milestones agreed to in the contract depending upon specific facts and circumstances.

Inventories — Inventories include material, direct labor and related manufacturing overhead, and are accounted for at the lower of cost, determined by the weighted-average method, or market value. Excess inventory is carried at its estimated net realizable value. Excess inventory is estimated using assumptions regarding forecasted customer demand, market conditions, the age of the inventory items, and likely technological obsolescence. If any of the current estimates are significantly inaccurate, losses may result, which could be material.

Property, Plant, and Equipment — Property, plant, and equipment are accounted for at cost or, upon acquisition, at fair value. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from their respective accounts and any resulting gain or loss is included in operations. Expenditures for repairs and maintenance not considered to substantially lengthen useful lives are charged to expense as incurred.

Estimated useful lives of the assets are as follows:

Asset Classification	Estimated Useful Life
Machinery and equipment	5 to 10 years
Patterns and tooling	5 to 7 years
Field service spare parts	3 to 10 years
Office furniture and equipment	3 to 7 years
IT equipment and software	3 to 5 years
Leasehold improvements	Shorter of the estimated useful life or remaining lease term

Goodwill and Other Intangible Assets — Intangible assets consist of (1) goodwill, which is not subject to amortization; and (2) amortizing intangibles, consisting of developed technology, core technology, trade name, and intellectual property which are being amortized over the estimated life of each item. Goodwill and intangible assets are allocated to the Company’s reporting units when testing for impairment.

Goodwill represents the excess of the fair value of the consideration exchanged in a business combination over the fair value of the net assets acquired, and is tested for impairment at least annually. The Company’s $722 of goodwill reported on the December 31, 2013 and 2012 balance sheets is a result of the purchase of the assets and the assumption of certain specified liabilities as part of the acquisition on August 15, 2008. The Company completed its annual goodwill impairment testing effective September 30, 2013. The Company performed a qualitative analysis on the goodwill balance as of September 30, 2013. Based on this evaluation, the Company determined that there have been no events or changes in circumstances that would indicate that it was more likely than not that goodwill was impaired. The Company performed step-one of the annual impairment test required on the goodwill balance as of September 30, 2012 and concluded that there was no goodwill impairment for 2012.

Recoverability of amortizing intangibles assets is assessed when events have occurred that may give rise to impairment. When a potential impairment risk has been identified, forecasted undiscounted net cash flows of the asset group to which the asset relates are compared to the current carrying value of the long-lived assets present in that group. If such cash flows are less than such carrying amounts, and the fair value of the asset group is determined to be less than the carrying value, long-lived assets including such intangibles, are written down to their respective fair values.

The Company reviews its long-lived assets for impairment when changes in business circumstances warrant a review. In accordance with applicable guidance, the Company reviews the carrying value of asset groups that represent the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. The Company believes that there were no events for the year ended December 31, 2013, which would necessitate an impairment review of long-lived assets. The Company concluded that there was no impairment of long-lived assets as of December 31, 2013. The Company determined that effective December 31, 2012, that circumstances warranted an impairment analysis of long-lived assets. It was determined that the fair value of certain long-lived assets was less than the carrying value in 2012. As such the Company recorded an impairment charge in 2012 as detailed in Note 6.

Warranty Costs — The Company’s warranty contract with customers of the NPS 100 or 60 products is sometimes limited to repair or replacement of parts and typically expires two years from the date of shipment or commissioning. In such cases, the Company has typically provided non-warranty obligated services at no charge during the initial two-year period. The obligation to provide warranty services is deemed a contingency because it meets the probable and estimate criteria of ASC 460-10-25-2 and as such required accrual at the inception of the warranty period per ASC 460-10-25-5. The Company estimates the accrual on a per turbine basis based on historical warranty experience of the installed turbine base as a group consistent with ASC 460-10-25-6 and 7. The history is evaluated annually and the per turbine accrual is adjusted as appropriate to reflect changes in actual warranty experience.

Estimated warranty obligations are recorded in the earlier period of: (i) the period in which the related revenue is recognized or, (ii) the period in which the obligation is established. Warranty liabilities are based on estimated future repair costs incurred during the warranty period using historical labor, travel, shipping, and material costs, as well as estimated costs for performance warranty failures, when applicable, based upon historical performance experience. The accounting for warranties requires management to make assumptions and apply judgments when estimating product failure rates and expected costs. Adjustments are made to warranty accruals based on claim data and experience. Such adjustments have typically resulted in reductions to the Company’s estimated warranty obligation as the products have matured and improved in quality. These adjustments have been disclosed as reversals in the Company’s roll-forward of such obligations. Further, if actual results are not consistent with the assumptions and judgments used to estimate warranty obligations, because either failure rates or repair costs differ from management’s assumptions, the resulting change in estimate could be material.

Customers may elect to purchase extended warranty coverage for repair or replacement of parts for a period covering year’s three through five of the product life. These extended warranties are considered services and are accounted for under the guidance of ASC 605-20-25. Revenues are deferred and recognized ratably over the service term consistent with ASC 605-20-25-3. Costs associated with these extended warranty contracts are expensed to cost of sales as incurred.

The Company’s warranty contract with customers of the NPS 2.3MW product includes all costs associated with repairing or replacing parts within the turbine, as well as certain performance warranties that require cash payment to the customer if the performance level is not achieved. These performance warranties expired in 2013. The product warranty accrual for the prototype units were determined based on projected costs, the remaining term of the warranty, and the historic warranty services performed on the units. The Company accrued a reserve for the risk of the performance based on warranties in 2011. Both turbines exceeded the performance requirements throughout 2012 and no payments were made under this warranty. The Company no longer has a reserve recorded for nonperformance related to this contractual obligation because it expired in 2013.

Research and Development — Research and development costs are expensed as incurred. Research and development expenses consist primarily of salaries, benefits, and related overhead, as well as consulting costs related to design and development of new products.

Income Taxes — The Company uses the liability method of accounting for income taxes. Under this method, income taxes are provided for amounts currently payable and for deferred tax assets and liabilities, which are determined based on the differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Deferred income taxes are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established for any deferred tax asset for which realization is not more likely than not.

The Company accounts for uncertain tax positions by determining a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company does not believe material uncertain tax positions have arisen to date, and as a result, no reserves for these matters have been recorded and no interest or penalties have been recognized. Assessment of uncertain tax positions requires significant judgments relating to the amounts, timing, and likelihood of ultimate resolution. The Company’s actual results could differ materially from these estimates.

Warrants Classified as Liabilities — The Company’s Warrants, when outstanding, represented a free-standing financial instrument that did not qualify for equity classification pursuant to ASC 815-40 and were therefore presented as a liability which was revalued periodically, and as of the reporting dates of these financial statements. The Company accounted for these liability classified warrants by recording them initially at fair market value estimated using the Black-Scholes option pricing model. The Company revalued the warrants periodically and any resulting change in the fair value of the warrants was recorded within the statements of operations and comprehensive loss, presented as a separately disclosed item. Warrants were also revalued immediately prior to any exercises of warrants, and as of each reporting date. There were no outstanding warrants as of December 31, 2013.

Restructuring Costs — The Company follows the guidance of ASC 420, Exit or Disposal Cost Obligations, which addresses the treatment of costs incurred for terminating employees, canceling contracts, consolidating facilities, as well as ASC 360-10-35-15, Impairment or Disposal of Long-lived Assets, to account for any disposal of fixed assets. The Company provides for costs of a restructuring when the restructuring plan is finalized and a liability has been incurred. Note 5 details the Company’s 2012 restructuring.

Stock-Based Compensation — Prior to September 29, 2011, the Company had only equity classification option awards. On September 29, 2011, the Company completed a stock option exchange program which resulted in the majority of the Company’s options at that time being classified as liability-based awards. For equity awards, stock-based compensation expense is recognized based on the fair value of the awards on the grant date and amortized on a straight-line basis over their vesting terms. For modified liability awards, the Company revalues the awards at each reporting period until settlement of the award. Stock-based compensation expense is recognized as the greater of the fair value of the awards on the grant date or reporting date, amortized on the straight-line basis over their vesting terms. For awards initially issued as liability-based awards, the Company revalues the awards at each reporting period until settlement of the awards, with stock-based compensation expense recognized based upon the fair value of the awards as of the reporting date, amortized on the straight-line basis over their vesting terms. Awards that have vested but are not settled are revalued at each reporting date and any excess of the current fair value over the grant-date fair value is recognized as stock compensation expense in such period. The Company presents the liability for applicable option awards based upon reporting-date fair market value for such awards.

Stock-based compensation expense is recorded net of anticipated forfeiture rates for unvested equity, and liability awards. The Company considers many factors when estimating the stock-based compensation forfeiture rate including employee class, economic environment, historical data, and anticipated future employee turnover. The Company reviews its forfeiture rate when changes in business circumstances warrant a review, and performs a full analysis annually at December 31st.

The Company accounts for stock-based compensation issued to nonemployees at the fair value of equity instruments given as consideration for services rendered as a noncash expense to operations. The equity instruments are revalued on each subsequent reporting date, until the measurement date is determined.

Concentration of Credit Risk — The Company’s customers operate primarily in the distributed energy market and include wind developers and end users that cover multiple industries and geographic locations. The Company’s products and services are sold under contracts with varying terms including contracts denominated in foreign currencies. As of December 31, 2013, 45% of the Company’s revenues were denominated in foreign currencies, mostly in Euro. The value of revenues denominated in a currency other than the U.S. Dollar was limited in the year ended December 31, 2012. If the Company continues to increase the percentage of contracts denominated in foreign currencies, gains or losses due to fluctuations in currency exchange rates could become increasingly material.

Financial instruments which are potentially subject the Company to concentrations of credit risk are cash, time deposits when held, and accounts receivable. At times, cash balances in financial institutions may exceed federally insured deposit limits, however, management periodically evaluates the creditworthiness of those institutions, and the Company has not experienced any losses on such deposits.

One customer accounted for 14% of total revenue and a second customer representing 11% for year ended December 31, 2013. No other customers account for more than 10% of revenue. During the year ended December 31, 2012, the Company had one customer representing 44% of revenue. This customer fully paid for a license from the Company of certain technology. In addition, the Company had one customer representing 13% of its 2012 revenue.

As of December 31, 2013, the Company had one customer representing 54% of accounts receivable and a second customer representing 17% of accounts receivable. No other customer accounted for more than 10% of accounts receivable. As of December 31, 2012, the Company had one customer representing 23% of accounts receivable, a second customer representing 20% of accounts receivable, and three other customers representing more than 10% of accounts receivable each.

Shipping and Handling — Shipping and handling costs for wind turbine products are included in cost of product revenues.

Net Loss per Share — The Company determines basic loss per share by dividing net loss attributable to common stockholders by the weighted average common shares outstanding during the period.

Diluted loss per share is determined by dividing loss attributable to common stockholders by diluted weighted average shares outstanding during the period. Diluted weighted average shares reflect the dilutive effect, if any, of potential common shares. To the extent their effect is dilutive, employee equity awards and warrants, based on the treasury stock method, are included in the calculation of diluted earnings per share. For the years ended December 31, 2013 and 2012, all potential common shares were anti-dilutive due to the net loss and were excluded from the diluted net loss per share calculations.

The calculations of basic and diluted net loss per share are as follows:

	2013	2012
Basic earnings per share calculation
Numerator
Net loss	$(14,128)	$(6,214)
Series A preferred stock dividends	(1,810)	(2,823)
Series B preferred stock dividends	(1,556)	(2,822)
Series C preferred stock dividends	(321)	(529)

Net loss attributable to common stockholders	$(17,815)	$(12,388)

Denominator
Weighted average common shares outstanding — Basic and diluted	6,032,481	23,475
Net loss per share-Basic and diluted	$(2.95)	$(527.71)

The following potential common share equivalents were excluded from the calculation of dilutive weighted average shares outstanding because they were considered anti-dilutive. Preferred shares converted to common stock in the ratio of 1 share of common stock for every 11.609 shares of preferred stock (in thousands):

	2013	2012
Convertible preferred stock — Series A	—	973
Convertible preferred stock — Series B	—	810
Convertible preferred stock — Series C	—	145
Series C warrants	—	547
Common stock options outstanding	2,598	11

Total Common share equivalents	2,598	2,486

Subsequent Events — Subsequent events occurring after December 31, 2013, have been evaluated by management through April 14, 2014. Relevant disclosures are included in Note 18.

Recent Accounting Pronouncements — The Company has reviewed all recent accounting pronouncements and does not expect the adoption of these standards to have a material impact on the consolidated financial statements. In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-02 “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” ASU No. 2013-02 requires an entity to disaggregate the total change of each component of other comprehensive income either on the face of the income statement or as a separate disclosure in the notes. The new guidance became effective for reporting periods beginning after December 15, 2012 and is applied prospectively. The Company adopted this guidance as of December 31, 2013, and the adoption did not have any impact on its financial position, results of operations or cash flows.

In July 2013, the FASB issued a new accounting standard update on the financial statement presentation of unrecognized tax benefits. The new guidance provides that a liability related to an unrecognized tax benefit would be presented as a reduction of a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. The new guidance becomes effective for the Company on January 1, 2014 and it will be applied prospectively to unrecognized tax benefits that exist at the effective date with retrospective application permitted. The Company believes the adoption of this new guidance will not have a material impact on it is consolidated financial statements.

3.	FAIR VALUE MEASUREMENT

Financial Instruments — The Company’s financial instruments consist primarily of cash, accounts receivable, and accounts payable and debt. The carrying amounts of cash, accounts receivable, accounts payable, and accruals as of December 31, 2013 and 2012, approximate fair value due to their short-term nature and is classified within Level 1 of the valuation hierarchy.

Debt and Senior Secured Convertible Notes — The carrying values of the Company’s non-convertible debt approximate fair value. This is explained by: the market value interest rates on such debt, the relatively low outstanding debt balances, and the fact that the total debt is due and payable at various times but in no situation later than October 2015. The fair value of the Company’s Senior Secured Convertible Notes was calculated via a Probability Estimated Weighted Return Method (PWERM) which utilized the Company’s current overall valuation. The PWERM (level 3) applied a range of probabilities to a set of possible outcomes and attributed a value applicable to the Senior Secured Convertible Notes and to the common stock (the only other material equity interest in the Company at that time) in the event of each outcome. The Company determined that the PWERM was the most reliable approach given the complexity of the terms of the Senior Secured Convertible Notes, which could participate in any distribution as a holder of a liquidation preference or an equity participant, depending on the circumstances. The probabilities and weightings used in the analysis were based on management’s views of the opportunities available to the Company at that time for raising capital required to meet its plans, as well as a review of the outcomes to the Senior Secured Convertible Notes and common stock that would result from the selected scenarios. The PWERM was readily applicable to scenarios that resulted in immediate returns to the equity owners, so for those scenarios that would result in a continuing illiquid interest in the common stock, the option price method (or OPM) was employed. This combination of the OPM with the PWERM is sometimes referred to as a hybrid valuation method. The OPM treated the common stock interest as a “call option” on the Company’s overall enterprise value, determining the residual value to the common stock in the event that the Company was successful enough to satisfy the obligations due on the senior securities — in this case the holders of the Company’s Senior Secured Convertible Notes.

	Fair Value	Carrying Value
At December 31, 2013
Senior Secured Convertible Notes — Mature in less than 1 Year	$17,712	$12,107
Current maturities of long-term debt	141	141
Long-term debt	300	300

Total	$18,153	$12,548

At December 31, 2012
Current maturities of long-term debt	$100	$100
Long-term debt	346	346

Total	$446	$446

The Company measures fair value using the framework specified in U.S. GAAP. This framework emphasizes that fair value is a market-based measurement, not an equity-specific measurement, and establishes a fair value hierarchy that distinguishes between assumptions based on market data obtained from independent sources and those based on an entity’s own assumptions. The hierarchy prioritizes the inputs fair value measurement into three levels:

Level 1 — Measurements utilizing unadjusted quoted prices in active markets that the entity has the ability to access for identical assets or liabilities.

Level 2 — Measurements that include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and other observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Measurements using unobservable inputs for assets or liabilities for which little or no market information exists, and are based on the best information available and might include the entity’s own data.

In some valuations, the inputs used may fall into different levels of the hierarchy. In these cases, the financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The Company measures its cash equivalents and short-term investments, when held, at fair value and they are classified within Level 1 of the fair value hierarchy. The classification has been determined based on the manner in which the Company values its cash equivalents and short-term investments, primarily using quoted market prices.

The Company measures the value of its liability-classified warrants based upon the Black-Scholes option pricing model, and as such they are classified within Level 3 of the fair value hierarchy. Assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2012, consisted of the following types of instruments:

	Fair Value Measurements Using
	Total Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At December 31, 2013
Liability classified warrants	$—	$—	$—	$—

	$—	$—	$—	$—

At December 31, 2012
Liability classified warrants	$3,268	$—	$—	$3,268

	$3,268	$—	$—	$3,268

A reconciliation of changes in fair value for the Company’s liability-classified warrants measured at fair value using inputs classified as Level 3 in the fair value hierarchy for the years ended December 31, 2013 and 2012 is as follows:

Balance as of January 1, 2012	$7,813
Decrease in fair value	(4,545)

Balance as of December 31, 2012	3,268
Expired warrants	(775)
Increase in fair value	602
Warrants exercised	(3,095)

Balance as of December 31, 2013	$—

Nonrecurring Fair Value Measurements — The Company holds certain assets and liabilities that are measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.

During 2012, the Company recorded $1,451 of impairment charges (see Note 6) to adjust certain long-lived assets to their estimated fair values. This adjustment falls within Level 3 of the fair value hierarchy, due to the use of significant unobservable inputs to determine fair value. The fair value measurements were calculated using unobservable inputs, primarily using the income approach, specifically the discounted cash flow method. The amount and timing of future cash flows within the Company’s analysis was based on its most recent operational budgets, long range strategic plans, and other estimates. These future cash flows are discounted using a weighted average cost of capital derived from adding company specific premiums for risk, volatility, and size to the risk free rate (yield on 10-year Treasury bond as of the measurement date). The cost of capital is weighted according to a target capital structure.

Effective December 12, 2013, the Barre, VT facility became an asset held for sale. Based upon the marketing of the facility as well as the indication of value from the currently interested potential buyer, the Company believes that the current fair value of the facility is $1,300. This value was lower than the carrying value at December 12, 2013 of $1,973 and, therefore, the Company calculated an asset held for sale loss by taking the difference between the sale price and the carrying value of the building along with the estimated direct costs of a sale transaction which resulted in a loss of $768. This adjustment falls within Level 3 of the fair value hierarchy, due to the use of significant unobservable inputs to determine fair value.

4.	INVENTORIES

Inventories as of December 31, 2013 and 2012 consist of:

	December 31, 2013	December 31, 2012
Raw materials	$2,511	$2,662
Work in process	1,124	1,228
Finished goods	8,610	3,822
Allowance for obsolescence	(563)	(1,454)

Total inventory — net	$11,682	$6,258

For the year ended December 31, 2013 and 2012, the Company recorded an inventory write-down of approximately $22 and $215 respectively, based on evaluating its ending inventory on hand for excess quantities and obsolescence.

The decrease in allowance for obsolescence for the year ended December 31, 2013 was primarily attributable to the sale of inventory that was fully reserved for in 2012.

5.	RESTRUCTURING

In April 2012, the Company committed to a restructuring plan for its utility-scale wind business, changing the nature of its operations from being primarily a designer and developer of utility scale wind turbines to a provider of licensing and co-development for wind applications and engineering services for other applications. These actions resulted in the reduction of approximately 40% of the Company’s total headcount and the closure of a manufacturing facility. The restructured business continued to operate in the Utility Scale legal entity through December 31, 2013, after such date it will operate within Northern with the merger of those two subsidiaries effective on such date. In association with this restructuring, for the year ended December 31, 2013 and 2012 the Company recorded restructuring charges and fixed asset write-offs in the aggregate amount of $70 and $2,145 respectively, as detailed in the table below. Workforce-related activity includes stock compensation charges for certain modifications made to executive option grants as part of the restructuring. These options are accounted for as liability awards and marked to market though the income statement for subsequent changes in fair value. The Company will revalue the awards at each reporting period until such time as the awards expire or are no longer liability awards in nature.

	Activity for the year ended
	Balance December 31, 2012	Expense	Utilization	Balance December 31, 2013
Workforce — related	$198	$70	$(22)	$246

	$198	$70	$(22)	$246

	Balance December 31, 2011	Expense	Utilization	Balance December 31, 2012
Facilities and other	$—	$1,051	$(1,051)	$—
Workforce — related	—	1,094	(896)	198

	$—	$2,145	$(1,947)	$198

6.	IMPAIRMENT OF CERTAIN LONG-LIVED ASSETS

For the years ended December 31, 2013 and 2012, the Company reviewed its long-lived assets for impairment. In accordance with applicable guidance the Company reviews the carrying value of asset groups that represent the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. The Company determined that its Product Sales and Services, Technology Licensing and Technology Development operating segments are the lowest level for which independent cash flows are available in management’s planning and long-range forecasting.

The factors considered by management in performing this impairment assessment included current operating results, trends and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. The Company determined that no impairment indicators of intangible assets for the year ended December 31, 2013. After considering the impact of delays establishing feed-in-tariff rates in overseas distributed-scale markets on order growth, future cash flow trends and cost of capital in the latter part of 2012, the Company concluded that developed technology and NW 100B intellectual property intangible assets were impaired and a resulting $1,451 charge to the statements of operations and comprehensive loss was recorded. The impairment analysis supports current carrying values for fixed assets committed to the all units as they have a longer economic life than the intangible assets. Certain intangible assets and other long-lived assets which are shared between the reporting units were reviewed for impairment in 2012 and the Company concluded that no impairment existed (see Note 8).

7.	PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment at December 31, 2013 and 2012 consist of:

	2013	2012
Lease improvements	$30	$30
Machinery and equipment	1,710	1,701
Patterns and tooling	880	814
Office furniture and equipment	424	424
Information technology equipment and software	1,149	1,117
Field service spare parts	121	102

	4,314	4,188
Less accumulated depreciation	(2,900)	(2,288)

Total property, plant and equipment	$1,414	$1,900

Depreciation expense was $798 and $1,263 for 2013 and 2012, respectively.

In 2013 the Company removed an installation of a prototype unit of its distributed class turbine, refurbished such unit and sold it resulting in a reduction to property, plant and equipment net of accumulated depreciation of $179. In 2012, the Company disposed of $44 of fixed assets, net of accumulated depreciation. The disposal was primarily in Information Technology hardware and software and machinery and equipment. As described in Note 5, the Company’s restructuring of its utility-class wind business in 2012 resulted in a $983 reduction of patterns and tooling, as well as reductions of $4 and $3 in machinery and equipment and leasehold improvements, respectively, all net of accumulated depreciation.

On December 12, 2013 the Board of Directors of the Company approved a plan to sell its corporate headquarters and production facility located at 23 Pitman Road, Barre, Vermont. The Company intends to relocate to other more suitable production and technology space within the state of Vermont. The Company marketed such facility through a real estate broker which initially found three potential purchasers. As of the date of the issuance of these financial statements one interested unaffiliated party has progressed in seeking to purchase the facility (see Note 18). The Company believes that effective December 12, 2013, the facility became an asset held for sale based upon the decision of the Company’s Board of Directors at such time, as well as meeting the other criteria in ASC 360-10-45-8, Impairment and Disposal of Long-Lived Assets — Other Presentation Matters — Long-Lived Assets Classified as Held for Sale. Therefore the Company reclassified the land, building, and building improvements as well as associated accumulated depreciation from property, plant and equipment to assets held for sale as of December 31, 2013 and 2012. Based upon the marketing of the facility as well as the indication of value from the currently interested potential buyer, the Company believes that the current fair value of the facility is $1,300. This value was lower than the carrying value at December 12, 2013 of $1,982 and, therefore, the Company calculated an asset held for sale loss by taking the difference between the sale price and the carrying value of the building along with the estimated direct costs of a sale transaction which resulted in a loss of $768.

8.	INTANGIBLE ASSETS

Intangible assets consist of:

	December 31, 2013
	Weighted Average Remaining Amortization Period	Net Carrying Amount Beginning of Year	Amortization Expenses	Impairment Charge	Net Carrying Amount End of Year
Core technology	2.7 years	$634	$(174)	$—	$460
Trade name	3.7 years	62	(13)	—	49

		$696	$(187)	$—	$509

	December 31, 2012
	Weighted Average Remaining Amortization Period	Net Carrying Amount Beginning of Year	Amortization Expenses	Impairment Charge	Net Carrying Amount End of Year
Developed technology	3.7 years	$1,710	$(274)	$(1,436)	$—
Core technology	3.7 years	808	(174)	—	634
Trade name	4.7 years	75	(13)	—	62
NW 100B intellectual property	3.7 years	17	(2)	(15)	—

		$2,610	$(463)	$(1,451)	$696

All of the Company’s intangible assets, with the exception of the NW100B intellectual property, originated from the Acquisition.

The Company recorded a $1,451 impairment charge in 2012 to reflect the fair value of the intangible assets (see Note 6).

Accumulated amortization as of December 31, 2013 and 2012 totaled $558 and $372, respectively.

The expected aggregate future amortization expense is as follows.

Years	Amortization
2014	$186
2015	186
2016	128
2017	9

$509

9.	DEBT AND SENIOR SECURED CONVERTIBLE NOTES

Debt at December 31, 2013 and 2012 consists of:

	2013	2012
VEDA Barre, Vermont facility mortgage	$346	$390
ICC insurance premium loan	95	50
Capital lease obligations	—	6

Total debt	441	446
Less current portion	(141)	(100)

Long-term debt	$300	$346

Senior secured convertible notes, due June 30, 2014	$12,107	$—

The future principal maturities in the aggregate under these debt obligations, as noted in the table above and excluding the senior secured convertible notes, as of December 31, 2013 is as follows:

Years	Maturities
2014	$141
2015	300
Thereafter	—

$441

In connection with the acquisition of the wind turbine business, Northern assumed mortgage debt with the Vermont Economic Development Authority (VEDA), related to a manufacturing facility in Barre, Vermont. The terms of this mortgage, as amended, are described below.

The VEDA mortgage is a variable interest rate loan bearing interest of 3.75% as of December 31, 2013 and 2012 and matures October 6, 2015. As of December 31, 2013, the VEDA obligation required monthly payments of $5 and a final balloon payment in October 2015. The loan is collateralized by the Barre, Vermont property and if the Company successfully completes a sale of the facility as planned within the next twelve months, a portion of such proceeds will be used to pay off the mortgage. There are no early payment penalties on the mortgage.

During 2009, the Company acquired IT equipment through two capital lease obligations. The first agreement commenced in February 2009 and requires monthly payments of $2 through February 2012. The second agreement commenced in March 2009 and requires monthly payments of less than $1 through the end of February 2014. The outstanding balance as of December 31, 2013 was less than $1.

In December 2011, Northern entered into a $2,500 foreign working capital revolving line of credit with Comerica Bank (“Comerica”) for its domestic activities, which is guaranteed by WPHI. The available borrowing base is limited to the amount of collateral available at the time the line is drawn. The line is secured by various assets of Northern, including physical assets and IP. The supported domestic borrowing base on December 31, 2012, was approximately $808. The line was not drawn upon in 2012, and it was renewed for 90 days upon expiration on November 30, 2012. Effective February 2013, the line was not renewed at the end of the 90-day extension.

Northern also entered into a $2,500 foreign working capital revolving line of credit with Comerica for its foreign activities, guaranteed by WPHI. The available borrowing base is limited to the amount of collateral available at the time the line is drawn. This line is secured by various assets of Northern, including physical assets and IP. The supported borrowing base for this facility on December 31, 2012, was approximately $2,500. This line was drawn upon in 2012 but fully repaid by December 31, 2012, and it was renewed for 90 days upon expiration on November 30, 2012.

In February 2013, Northern entered into a one year renewal agreement for its foreign working capital revolving line of credit with Comerica. The renewal permitted Northern to borrow up to $4,000, with the available borrowing base being limited to the amount of collateral available at the time the line is drawn.

As of October 23, 2013 the Company increased its foreign working capital revolving line of credit with Comerica by $2,000, and as such currently has access to a $6,000 to support exports of its distributed-class turbines. Effective with the merger of Utility Scale into Northern at December 31, 2013 the Company’s foreign working capital line of credit was renegotiated with Comerica to allow for the combined business operations to be included. The loan agreement with Comerica contains Adjusted EBITDA covenants based solely on Northern’s performance for the quarter ended December 31, 2013 and based upon the combined performance of the merged entities thereafter. At December 31, 2013, the Company had a net maximum supported borrowing base of $2,900. The foreign working capital revolving line of credit with Comerica matures on June 30, 2014.

The following summarizes the maximum Adjusted EBITDA loss which the Northern or the consolidated company can incur on a quarterly basis as applicable, under the amended loan agreement and be in compliance with this covenant:

Fiscal Quarter	Maximum EBITDA Loss
December 31, 2013 (Northern only)	$(3,500)
March 31, 2014 (Consolidated Subsidiaries)	(5,200)

The Company was in compliance with all covenants under this credit facility as of December 31, 2013.

The Company closed a $4,525 convertible note offering in April 2013, and then closed a further $2,000 offering in September 2013. The convertible notes bear interest at a rate of 6% per annum payable upon maturity or conversion to equity securities. The outstanding principal and accrued interest on these notes will automatically convert into equity securities issued by the Company in a subsequent “Qualified Financing” (defined as a future equity financing resulting in aggregate gross proceeds of at least $10,000 or any other future equity financing that is approved by the Company and holders of at least 60% of the aggregate principal amount of the convertible notes) at the same price at which the shares issued in the qualified financing are sold. In the event the notes are not converted, as outlined above, the principal balance along with any accrued interest becomes due and payable on June 30, 2014. The convertible notes are collateralized by a pledge of the capital stock of Northern and certain intellectual property of Northern. In the event of any dissolution, liquidation, or winding up, as defined, of the Company, which includes a Deemed Liquidation Event (defined as any transaction in which the outstanding capital stock of the Company ceases to be a majority of the outstanding capital stock after the completion of the transaction or any sale, transfer, or other disposition of all or substantially all of the assets of the Company and its subsidiaries), the Company will pay each holder of convertible notes three times the principal amount outstanding under such holder’s convertible note and any accrued interest on such note shall be forgiven, unless holders of at least 60% of the aggregate principal amount of the convertible notes elect otherwise. The Company determined that the embedded equity-linked component does not contain a net settlement provision as defined by ASC 815-10-15-00 and therefore, does not meet the definition of a derivative under ASC 815-10-15-83. As a result, under the guidance at ASC 815-15-25-1 the Company is not required to separate the equity-linked component from the debt host. These convertible notes have the characteristics of conventional debt described in ASC 470-20 as follows: (1) the conversion feature is settled in shares; (2) there is an absence of a cash conversion feature; (3) the note holders cannot obtain shares at below market price; and (4) the issuer must deliver shares upon conversion. Therefore, the Company accounted for these notes as traditional debt recorded at face value upon issuance.

In the April 2013 offering of notes, the notes were only offered to existing stockholders. All shares of Series A preferred stock, Series B preferred stock and/or Series C preferred stock, held by stockholders which did not participate in the convertible note financing automatically converted into shares of the Company’s common stock. If a stockholder purchased some but not all of its pro rata share of the convertible note financing, then a percentage of shares of Series A preferred stock, Series B preferred stock and/or Series C preferred stock (divided evenly among all such series of preferred stock held by such stockholder) equal to the percentage of its pro rata share not purchased automatically converted into common stock.

The preferred shares were converted to common stock on a one-for-one share basis, and as such, the Company concluded that there was no beneficial conversion feature since the conversion was at the money. As a result, the Company applied the carrying amount of the preferred shares to convert the common stock at par value with any excess applied to additional paid in capital per ASC 470-20-40-4.

The outstanding warrants to purchase Series C-2 preferred stock, as described in Note 11 Warrant Liabilities, were amended pursuant to the April convertible note offering to provide that warrants held by stockholders who did not participate in the convertible note financing expired 30 days after the closing of the financing. To the extent that a stockholder purchased a portion but not all of its pro-rata share, the warrants representing that proportion of under participation expired 30 days after the closing of the financing.

In the September offering, the notes were also offered to existing stockholders. Investors in this offering also were issued an aggregate of approximately 10 million shares of common stock. Upon the closing of this offering, the shares of the Company’s formerly outstanding Series C-1 preferred stock held by investors participating in this note financing were converted into additional notes at the rate of one dollar face amount of convertible note for every three dollars in liquidation preference of Series C-1 Series preferred stock (Series A, B and C-2 preferred stock were not converted into notes). This non-cash conversion increased total convertible notes outstanding by an additional $5,250 with excess face value of C-1 series shares applied to additional paid in capital. Although the fair value of the Series C-1 preferred stock exceeded the face value of the resulting convertible notes at time of conversion, the Company elected to record the resulting notes at face value rather than fair value because the transaction was with a related party. Relevant disclosures are included in Note 16, Related-Party Transactions. The convertible notes balance at December 31, 2013 is $12,107 which includes accrued interest expense of $331.

10.	ACCRUED EXPENSES

Accrued expenses consist of:

	2013	2012
Accrued warranties	$545	$571
Other accrued expenses	1,613	909

Total accrued expenses	$2,158	$1,480

Changes in the Company’s product warranty accrual during 2013 and 2012 consisted of the following:

	2013	2012
Beginning balance	$571	$1,302
Provisions, net of reversals	222	(331)
Settlements	(248)	(400)

Ending balance	$545	$571

11.	WARRANT LIABILITIES

In August 2011, the Company issued 1,608,322 shares of Series C-1 preferred stock, at a face amount of $6.30 per share, and Warrants to purchase 6,433,288 shares of Series C-2 preferred stock (the “Warrants”) for aggregate cash consideration of $10,016, net of issuance costs of $115. The Warrants represent a free-standing financial instrument that do not qualify for equity classification pursuant to ASC 815-40 and are therefore presented as a liability which is revalued periodically, and as of the reporting dates of these financial statements. As described in Note 12, during the third quarter of 2013, all remaining outstanding warrants converted to common stock.

In calculating the value of the Warrants, when outstanding, with the Black-Scholes model, the Company assumed (i) a risk free equal to the rate of 10 Year Treasury Notes prevailing at year end, (ii) a volatility of 85%, the average of a set of guideline companies determine to be representative of the Company at that time, and (iii) a time to maturity between 4-5 years, considering that the full 7-year term from date of issuance was subject to accelerated exercise.

As of December 31, 2012, the Company revalued the Warrants based upon the Black-Scholes option pricing model and concluded that the value had declined to $3,268. The reduction in value of the Warrants of $4,545 was recorded within the Company’s consolidated statements of operations and comprehensive loss.

The Company closed a convertible note offering to existing stockholders in March and April 2013, as described in Note 9, Debt and Senior Secured Convertible Notes. The outstanding Warrants to purchase Series C-2 preferred stock were amended pursuant to the convertible note offering to provide that Warrants held by stockholders which did not participate in the convertible note financing expired 30 days after the closing of the financing. To the extent that a stockholder purchased a portion but not all of its pro-rata share, the Warrants representing that proportion of under participation expired 30 days after the closing of the financing. Certain stockholders did not participate resulting in 1,432,978 Warrants expiring in April and May 2013. Such Warrants were revalued immediately prior to their expiration resulting in no change in fair value. At their expiration, the fair value of such Warrants was recorded in the Company’s consolidated statements of operations and comprehensive loss as a $775 increase in other income.

During the third quarter of 2013, the remaining 4,911,686 warrants outstanding converted to Series C-2 Preferred Stock. As such, as of December 31, 2013, the Company has no warrants outstanding.

The Company measured the value of its liability-classified warrants based upon the Black-Scholes option pricing model. The following is a summary of the key assumptions used to calculate the fair value of the warrants, along with the resulting fair value in such periods that the warrants were outstanding.

Balance as of January 1, 2012	$7,813
Decrease in fair value	(4,545)

Balance as of December 31, 2012	3,268
Expired warrants	(775)
Increase in fair value	602
Warrants exercised	(3,095)

Balance as of December 31, 2013	$—

	December 31, 2012	Fair Value at Conversion Date
Risk-free interest rate	1.78%	2.64%
Expected volatility	84.5%	84.5%
Term (years)	4	3.25
Fair value	$3,268	$3,095

12.	CAPITAL STRUCTURE

Stock Split — On August 28, 2013, the Board of Directors approved the conversion of all outstanding Series A, B and C-2 preferred stock to common stock and a subsequent 1 for 11.6087 reverse split of the Company’s outstanding common stock. The Board also approved recommending that the Company’s stockholders approve amendments to the Company’s Certificate of Incorporation to effect such activities. The Company’s stockholders approved these amendments by written consent dated September 10, 2013. The split shares were effective on September 16, 2013. Relevant financial data has been retroactively adjusted in these financial statements to reflect the 1 for 11.6087 reverse stock-split.

Recapitalization — As presented in Note 9, Debt and Senior Secured Convertible Notes, the Company closed two offerings of convertible notes in the nine months ended September 30, 2013. Investors in the September offering also were issued an aggregate of approximately 10 million shares of common stock. Upon the closing of this offering, the shares of the Company’s formerly outstanding Series C-1 preferred stock held by investors participating in this note financing were converted into additional notes at the rate of one dollar face amount of convertible note for every three dollars in liquidation preference of Series C-1 preferred stock. This non-cash conversion increased total convertible notes outstanding by an additional $5,250. The convertible notes bear interest at a rate of 6% per annum payable upon maturity at June 30, 2014 or conversion to equity securities. These notes will automatically convert into equity securities issued by the Company in a subsequent “Qualified Financing” (defined as a future equity financing resulting in aggregate gross proceeds of at least $10,000 or any other future equity financing that is approved by the Company and holders of at least 60% of the aggregate principal amount of the convertible notes). Simultaneously with the convertible note offering described above, all outstanding shares of Series A, Series B and Series C-2 preferred stock, together with all accumulated dividends thereon, were converted into common stock based on an enterprise value of $50,000.

The Company currently is authorized to issue up to 6,000,000 shares of preferred stock and 44,000,000 shares of common stock.

Preferred Stock — At December 31, 2013, the Company had 6,000,000 authorized shares of Preferred Stock, of which 3,000,000 were designated as Series X-1 Preferred Stock (“Series X-1 preferred stock”), and 3,000,000 were designated as Series X-2 Preferred Stock (“Series X-2 preferred stock” and together with the Series X-1 preferred stock, the “Series X preferred stock”).

Series A Preferred Stock — The Company issued 3,540,000 shares of Series A preferred stock and 22,871 shares of common stock to the founding investors in August 2008 for cash consideration of $17,700.

The fair value of the common shares issued to the founding investors was $0.01 per common share as determined by the Company’s Board of Directors, issued in proportion to preferred stock ownership. In September 2008, the Company issued 7,750,200 shares of Series A preferred stock, at a face amount of $5.00 per share, for aggregate consideration of $36,759 net of issuance costs of $1,992.

The Company engaged a related party as its exclusive placement agent for the private placement equity offering subsequent to the closing of the wind turbine acquisition. Of the total equity raised by the Company in 2008, $13,001 is attributable to the purchase of 2,600,200 shares of Series A preferred stock by the placement agent on its own behalf and on behalf of its affiliates, officers, and investors. In September 2008, the Company paid the placement agent fees related to the offering totaling $1,938. Two of the placement agent’s managing directors were elected to the Company’s Board of Directors in September 2008, one of whom currently serves as chairman of the Company’s Board of Directors.

Series B Preferred Stock — The Company issued 7,286,232 shares of Series B preferred stock in October and November 2009, at a face amount of $6.00 per share, for aggregate cash consideration of $43,532, net of issuance costs of $185. The Company issued an additional 2,121,707 shares of Series B preferred stock in December 2010 for aggregate cash consideration of $12,730 under the same terms as the 2009 offering.

Series C Preferred Stock — In August 2011, the Company sold units consisting of one share of Series C-1 preferred stock and a warrant to purchase four shares of Series C-2 preferred stock at an exercise price of $0.50 per share. The price per unit was $6.30. The Company issued 1,608,322 shares of Series C-1 preferred stock, at a face amount of $6.30 per share, and warrants to purchase 6,433,288 shares of Series C-2 preferred stock (the “Warrants”) for aggregate cash consideration of $10,016, net of issuance costs of $115.

It was determined by the Company that the fair value of the Series C offering was $35,145, of which $21,994 was associated with the Series C-1 preferred stock and $13,151 was associated with the Warrants. As all current investors had the opportunity to participate in the offering of the Series C, the Company determined that the $25,014 difference between the fair value of the Series C ($35,145) and the capital raised ($10,131), was appropriately recorded as a stock dividend. The stock dividend reflects the value lost in their historical holdings and was recorded as an increase in the Company’s accumulated deficit.

Series X Preferred Stock — The Series X-1 preferred stock was reserved for holders of options to purchase common stock of Northern, restricted stock units to acquire common stock of Northern, or common stock of Northern issued under Northern’s 2011 Stock Option and Grant Plan. The Series X-2 preferred stock was reserved for holders of options to purchase common stock of Utility Scale, restricted stock units to acquire common stock of Utility Scale, or common stock of Utility Scale issued under Utility Scale’s 2011 Stock Option and Grant Plan. As a result of the termination of these stock option plans in connection with the option exchange offer described in Note 13, the Company will not be issuing any shares of Series X-1 or X-2 preferred stock.

Dividend restrictions — The Company’s line of credit prohibits the payment of any dividends without obtaining its lenders’ prior written consent.

Common Stock — The Company has authorized 44,000,000 shares of common stock, par value $0.01 per share, of which 20,000,075 are outstanding as of December 31, 2013.

At December 31, 2013, the Company had reserved 4,000,086 shares of common stock for both future exercise of outstanding stock options and shares available for future option grants.

Investors’ Rights Agreement — In August 2013, certain of the Company’s investors entered into a Fourth Amended and Restated Investors’ Rights Agreement (the “Investors’ Rights Agreement”) providing such investors (“Holders”) with certain registration and other investment rights at any time prior to the termination of the agreement. Pursuant to the agreement, the Company has granted a right of first offer to Holders obligating the Company, each time the Company proposes to offer any shares of or securities convertible into any class of its capital stock, to first offer such securities to Holders. Certain issuances, including securities to be issued pursuant to Board approved option plans or in a Qualified IPO (defined as a firm commitment public underwriting with gross proceeds of not less than $40,000 at a Company valuation of not less than $175,000, reduced by the aggregate amount of any Extraordinary Dividend but in no event less than $100,000) are exempt from the right of first offer. The Investors’ Rights Agreement also provides, subject to certain limitations, up to three demand registration rights to investors, beginning six months after the effective date of a Qualified IPO, pursuant to which Holders may request that the Company register for public resale not less than $15,000 of common stock. The Investors Rights Agreement also provides Holders the right, at such times as the Company is eligible to file on Form S-3, the right to request other public registrations. The Investors Rights Agreement also provides Holders with certain inspection rights and the right to receive financial statements of the Company. The rights of first offer, inspection and to receive financial statements terminate as to each Holder immediately prior to the consummation of a Qualified IPO.

Voting Agreement — Investors in the Company are party to a Fourth Amended and Restated Voting Agreement (the “Voting Agreement”) providing certain board representation rights, a drag-along right, as well as a right of first refusal and co-sale right in the event stockholders propose to transfer Company stock while the Voting Agreement is in effect. Pursuant to the Voting Agreement, the Company’s Board of Directors is currently set at eight members, and investors have agreed to cause their votes to be cast such that the founding investors (those investors funding the acquisition of the wind turbine business of DESC) shall be entitled to designate two directors for so long as such investors hold at least 10% of the Company’s common stock; two directors are to be designated by Allen & Company LLC for so long as such investor holds at least 10% of the Company’s common stock; one director is to be designated by RockPort Capital Partners III, L.P. for so long as RockPort Capital Partners III, L.P. or their affiliates own at least 10% of the Company’s common stock; the Company’s chief executive officer is to serve as a director; and two individuals acceptable to the majority of the other members of the board is to serve as independent directors. The Voting Agreement also provides a drag-along right pursuant to which if 60% or more of the Company’s stockholders approve of a sale of the Company (either pursuant to a transaction in which an entity or group of related entities acquires 50% or more of the stock of the Company or in the case of a deemed liquidation event as defined in the Company’s restated Certificate of Incorporation), the stockholders of the Company agree to vote in favor of such transaction if stockholder approval is required, and to sell their stock in the same proportion as the selling stockholders triggering the drag-along right have agreed to sell their shares. The Voting Agreement also places restrictions on the ability of the Company’s stockholders to sell their shares at any point prior to the consummation of a firm commitment underwritten public offering of the Common Stock, by requiring any stockholder who proposes to sell shares to provide first to the Company and then to the Company’s remaining stockholders (those not triggering the proposed transfer) written notice specifying the proposed transferee, the number of shares proposed to be transferred, and the proposed sale price. The Company has the first right to purchase all or any portion of such shares proposed to be transferred and, in the event the Company shall not elect to purchase all such shares, the remaining stockholders shall have the right to purchase such shares proposed for transfer in an amount proportionate to such remaining stockholders’ interest in the Company. If neither the Company nor the remaining stockholders do not fully purchase such shares proposed for transfer, the remaining stockholders are provided a co-sale right pursuant to which they may elect to participate in the proposed transfer of stock in an amount proportionate to their interest in the Company.

Note 18 describes the status of subsequent capital financing events occurring after December 2013.

13.	STOCK BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS

2008 Equity Incentive Plan — In October 2008, the Company adopted the 2008 Equity Incentive Plan (the “2008 Plan”). The 2008 Plan provides for the grant of incentive stock options, non-statutory stock options, and other types of stock awards to employees, consultants, and directors of the Company. The 2008 Plan, as amended in 2010, has reserved for issuance upon grant or exercise of awards up to 86 adjusted shares of the Company’s common stock.

2011 Subsidiary Stock Option and Grant Plans — In August 2011, the Company’s two operating subsidiaries adopted new plans. As such, Northern adopted the Northern Power Systems, Inc. 2011 Stock Option and Grant Plan (the “Northern 2011 Plan”) and Utility Scale adopted the Northern Power Systems Utility Scale, Inc. 2011 Stock Option and Grant Plan (the “Utility Scale 2011 Plan,” and together with the Northern 2011 Plan, the “Subsidiary Plans”). The Subsidiary Plans provide for the grant of incentive stock options, non-statutory stock options, and other types of stock awards to employees, consultants, and directors of the Company. The Subsidiary Plans each reserve for issuance upon grant or exercise of awards up to

3,000,000 shares of such subsidiary’s common stock. In addition, 3,000,000 shares of each X-1 Series and X-2 Series of the Company’s preferred stock have been reserved, respectively, for issuance upon exercise of the respective Subsidiary Plans’ options in the event of certain potential liquidation events of the Company. Based upon the provisions of the Subsidiary Plans’ option exercises into the Company’s preferred stock, the Company has determined that these options should be accounted for as liability classified awards.

2013 Stock Option and Grant Plan — In November 2013, the Company adopted the Wind Power Holdings, Inc. 2013 Stock Option and Grant Plan (“the 2013 WPHI Plan”). This plan provides for the grant of incentive stock options, non-statutory stock options, and other types of stock awards to employees, consultants and directors of the Company. 4,000,000 shares of WPHI common stock are authorized for issuance under the 2013 WPHI Plan. The Company reviewed the guidance at ASC 718 and has classified the grants as equity awards.

In connection with the adoption of the 2013 WPHI Plan, the Board of Directors and stockholders of Wind Power Holdings, Inc. authorized the termination of the Wind Power Holdings, Inc. 2008 Equity Incentive Plan, the Northern Power Systems, Inc. 2011 Stock Option and Grant Plan, and the Northern Power Systems Utility Scale, Inc. 2011 Stock Option and Grant Plan, to be effective upon completion of the exchange offer described above. Options which are outstanding under the Wind Power Holdings, Inc. 2008 Equity Incentive Plan will remain outstanding under the terms of the applicable option agreements and such plan, but no further grants will be made under such plan. Options which are outstanding under the Northern Power Systems, Inc. 2011 Stock Option and Grant Plan, and the Northern Power Systems Utility Scale, Inc. 2011 Stock Option and Grant Plan and not tendered for exchange by the holders thereof were automatically converted to options to purchase WPHI common stock under the 2013 WPHI Plan as part of the merger of Utility Scale into Northern and the recapitalization of Northern described above.

The exercise price for incentive and non-statutory stock options granted under any of the 2008 Plan, Northern 2011 Plan, Utility Scale 2011 Plan and the 2013 WPHI plan shall not be less than the fair market value of the common stock at the time the stock option is granted; provided however, that in the case of an incentive stock option granted to an employee who on the grant date owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary, the per share exercise price shall be no less than 110% of the fair market value per share on the grant date.

In September 2011, certain employees of Northern and Northern Power Systems AG accepted an offer from the Company to exchange options of 219,917 adjusted shares issued under the 2008 Plan (the “Exchanged Options”) for options to purchase an aggregate of 1,849,924 and 1,985,424 shares of common stock of Northern and Utility Scale, respectively, under the Subsidiary Plans (the “New Options”). The exercise price for the New Options was equal to the fair market value of the common stock of Northern or Utility Scale at the date of the closing of the exchange offer. The New Options were vested to the extent that the Exchanged Options were vested and will terminate on the same date as the Exchanged Options. In addition, the Boards of Directors of Northern and Utility Scale granted additional options under the Subsidiary Plans to certain employees of Northern and Northern Power Systems AG in order to incent and retain such employees. The exercise price for these additional options was equal to the fair market value of the common stock of Northern or Utility Scale at the date of the offer and will vest in accordance with the Subsidiary Plans’ standard vesting schedule.

The Company calculates the fair value of stock-based payment awards on the date of grant for equity awards and as of each reporting period for liability awards, along with, on a one-time basis, the date of the options exchange, each as estimated using the Black-Scholes option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods. Option pricing model input assumptions such as expected term, expected volatility, risk-free interest rate, dividend rate, and the fair value of the Company’s, or as applicable the Subsidiary’s, common stock impact the fair value estimate. Further, the forfeiture rate impacts the amount of aggregate compensation. These assumptions are subjective and generally require significant analysis and judgment to develop. The Company uses the simplified method for estimating expected term representing the midpoint between the vesting period and the contractual term. The Company estimates volatility based on the historical volatility of a peer group of publicly-traded companies. The risk-free interest rate is the implied yield currently available on U.S. treasury zero-coupon issues with a remaining term equal to the expected vesting term. Estimated forfeitures are adjusted over the requisite service period based on the extent to which actual forfeitures differ from estimated forfeitures.

At December 31, 2013, both the Northern 2011 Plan and the Utility Scale 2011 Plan still existed, as did all options outstanding under those plans. Effective on January 1, 2014, all options to purchase Northern Power Systems, Inc. or Northern Power Systems Utility Scale, Inc. stock automatically converted to options to purchase WPHI common stock on a value-for-value basis. Upon the completion of the exchange offer on January 28, 2014, option holders who accepted the exchange received a lesser number of options than they would have received on the value-for-value basis, but at a lower exercise price. Option holders who did not accept the exchange retained the value-for-value options.

At December 31, 2013, the Company estimated a $598 liability for the fair value of the Subsidiary Plans’ outstanding options using the Black-Scholes option pricing model. The liability balance reflects the earned portion of the option awards vested and expected to vest. The Company recorded an increase in additional paid-in capital of $266 for the excess of expense over the change in fair value of the Exchange Options. Since the subsidiary options will all convert to options in the WPHI plan as described below and become equity classified awards the liability balance associated with such awards is presented as a current liability at December 31, 2013.

At December 31, 2012, the Company estimated the fair value of the Subsidiary Plans’ outstanding options using the Black-Scholes option pricing model and a resulting liability was recorded of $456, reflecting the earned portion of the awards vested and expected to vest. The Company recorded $1,774 of additional paid-in capital reflecting the decrease in the fair value associated with the Exchanged Options.

A summary of the stock option activity under the 2008 Plan is as follows:

	Shares	Weighted- Average Exercise Price	Average Remaining Weighted-Average Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding — January 1, 2012	10,768	$52.28	2.00 years	$—
Granted	—	—
Exercised	—	—
Canceled	(172)	$52.28
Exchanged	—	—

Outstanding — December 31, 2012	10,596	$52.28	0.95 years	$—
Granted	—
Exercised	—
Canceled	(10,510)	$52.24
Exchanged	—

Outstanding — December 31, 2013	86	$57.46	2.90 years	$—

Exercisable — December 31, 2013	86	$57.46	2.90 years	$—

The aggregate intrinsic value in the table above represents the difference between the estimated fair value of common stock and the exercise price of outstanding, in-the-money stock options. In all periods presented, the estimated fair value of common stock was less than the exercise price of the options.

A summary of the stock option activity under the Northern 2011 Plan is as follows:

	Shares	Weighted- Average Exercise Price	Average Remaining Weighted- Average Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding — January 1, 2012	2,831,581	$1.45	5.70 years	$—
Granted	43,500	$1.37
Exercised
Canceled	(684,985)	$1.45
Exchanged

Outstanding — December 31, 2012	2,190,096	$1.45	4.61 years	$—
Granted	2,500	$0.54
Exercised
Canceled	(254,502)	$1.44
Exchanged

Outstanding — December 31, 2013	1,938,094	$1.45	3.49 years	$—

Exercisable — December 31, 2013	1,832,339	$1.45	3.41 years	$—

Shares vested and expected to vest December 31, 2013	1,932,614	$1.45	3.48 years	$—

The aggregate intrinsic value in the table above represents the difference between the estimated fair value of common stock and the exercise price of outstanding, in-the-money stock options. In all periods presented, the estimated fair value of common stock was less than the exercise price of the options.

The weighted-average reporting-date fair value of options granted under the Northern 2011 Plan at December 31, 2013 was $0.61 per share. The weighted-average reporting-date fair value of options granted under the Northern 2011 Plan at December 31, 2012 was $0.53 per share. At December 31, 2013, unrecognized stock compensation expense related to non-vested stock options is $39, which is expected to be recognized over the weighted-average remaining vesting period of 0.75 years.

The Company estimated the grant-date fair values of stock options granted, along with the reporting-date fair value for options granted using the Black-Scholes option pricing model and the following assumptions, respectively:

	Reporting Date December 31, 2013	2013 Grant Dates	Reporting Date December 31, 2012	2012 Grant Dates
Risk free interest rate	0.13% – 1.14%	1.14%	0.21% – 0.63%	0.50% – 0.63%
Expected dividend yield	0%	0%	0%	0%
Expected life of options (in years)	1.0 – 3.75	3.75	1.5 – 4.5	4.5
Expected volatility	79% – 94%	87%	69% – 92%	82% – 92%

A summary of the stock option activity under the Utility Scale 2011 Plan is as follows:

	Shares	Weighted- Average Exercise Price	Average Remaining Weighted- Average Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding — January 1, 2012	2,786,124	$1.98	5.64 years	$—
Granted	—
Exercised	(100)	$1.98
Canceled	(458,866)	$1.98
Exchanged	—

Outstanding — December 31, 2012	2,327,158	$1.98	4.51 years	$—
Granted	1,000	$0.70
Exercised	—
Canceled	(239,316)	$1.98
Exchanged	—

Outstanding — December 31, 2013	2,088,842	$1.98	3.43 years	$—

Exercisable — December 31, 2013	1,990,895	$1.98	3.37 years	$—

Shares vested and expected to vest December 31, 2013	2,084,114	$1.98	3.43 years	$—

The aggregate intrinsic value in the table above represents the difference between the estimated fair value of common stock and the exercise price of outstanding, in-the-money stock options. In all periods presented, the estimated fair value of common stock was less than the exercise price of the options.

The weighted-average reporting-date fair value of options granted under the Utility Scale 2011 Plan at December 31, 2013 was $0.80 per share. The weighted-average reporting-date fair value of options granted under the Utility Scale 2011 Plan at December 31, 2012 was $0.70 per share. At December 31, 2013, unrecognized stock compensation expense related to non-vested stock options was $37, which is expected to be recognized over the weighted-average remaining vesting period of 0.22 years.

The Company estimated the grant-date fair values of stock options granted, along with the reporting-date fair value for options granted using the Black-Scholes option pricing model and the following assumptions, respectively:

	Reporting Date December 31, 2013	2013 Grant Dates	Reporting Date December 31, 2012
Risk free interest rate	0.13% – 1.14%	1.14%	0.21% – 0.50%
Expected dividend yield	0%	0%	0%
Expected life of options (in years)	1.0 – 3.75	3.75	1.5 – 3.75
Expected volatility	79% – 94%	87%	69% – 84%

A summary of the stock option activity under the 2013 WPHI Plan is as follows:

	Shares	Weighted- Average Exercise Price	Average Remaining Weighted-Average Contractual Term (in Years)	Aggregate Intrinsic Value
Granted	2,597,668	$1.02	6.91 years	$—
Exercised	—
Canceled	—
Exchanged	—

Outstanding — December 31, 2013	2,597,668	$1.02	6.91 years	$—

Exercisable — December 31, 2013	514,684	$1.02	6.91 years	$—

Shares vested and expected to vest December 31, 2013	2,294,220	$1.02	6.91 years	$—

The aggregate intrinsic value in the table above represents the difference between the fair value grant date of common stock and the exercise price of outstanding, in-the-money stock options. At December 31, 2013 the estimated fair value of common stock was equal to the exercise price of the options.

The weighted-average grant-date fair value of options granted under the 2013 WPHI Plan at grant was $1.02 per share. At December 31, 2013, unrecognized stock compensation expense related to non-vested stock options is $1,293, which is expected to be recognized over the weighted-average remaining vesting period of 2.91 years.

The Company estimated the grant-date fair values of stock options granted, using the Black-Scholes option pricing model and the following assumptions, respectively:

2013 Grant Dates
Risk free interest rate	1.17% – 1.35%
Expected dividend yield	0%
Expected life of options (in years)	4.29 – 4.50
Expected volatility	85.5% – 86.0%

The Company recognizes stock-based compensation expense net of estimated forfeitures on a straight-line basis over the requisite service period. The forfeiture rate was 10% for both the years ended December 31, 2013 and 2012. Stock-based compensation expense, a noncash expense, is included in each respective expense category as follows, for the years ended December 31, 2013 and 2012:

	2013	2012
Cost of revenue	$71	$143
Sales and marketing	43	87
Research and development	68	18
General and administrative	519	723

Total stock-based compensation expense	701	971
Restructuring	75	522

	$776	$1,493

In 2012, the Company modified options held by certain executives as part of separation agreements to fully vest such options as well as extend the contractual terms. In 2012, the Company recognized $522 of additional stock-based compensation expense within the restructuring expense category. In 2013 the Company recognized an additional expense of $75 reflecting the change in fair value of such options.

14.	401(k) PLAN

The Company has a defined contribution plan covering substantially all of its employees, subject to certain eligibility requirements. Under the plan, participating employees may defer up to 15% of their pre-tax compensation, as defined. The Company contributes 50% of the amount contributed by a participating employee, up to a maximum of 6% of the participant’s pre-tax compensation. Company matching contributions for 2013 and 2012 were $179 and $220, respectively.

15.	INCOME TAXES

The provision for income taxes for the years ended December 31, 2013 and 2012, consists of the following:

	2013	2012
Current Provision
Federal	$—	$—
State	2	(28)
Foreign	25	1,024

Total current provision	27	996

Deferred Expense
Federal	7	15
State	1	3

Total deferred expense	8	18

Total provision for income taxes	$35	$1,014

Components of deferred income tax assets and liabilities at December 31, 2013 and 2012 are as follows:

	2013	2012
Deferred income tax assets:
Net operating losses	$41,537	$37,960
Research and development tax credits	1,196	1,192
Bad debts	39	8
Deferred revenue	4,206	931
Inventories	173	539
Intangible assets and property	3,230	2,828
Stock-based compensation	2,673	2,379
Accrued expenses and other	1,190	798

	54,244	46,635

Deferred income tax liabilities:
Goodwill	148	140
Prepaid expenses	138	123
Deferred costs	2,850	488

	3,136	751

Net deferred income tax assets	(51,108)	(45,884)
Valuation allowance	(51,256)	(46,024)

Carrying value of net deferred liability	$(148)	$(140)

A reconciliation of the U.S. statutory federal income tax rate and the Company’s effective income tax rate for the years ended December 31, 2013 and 2012 is as follows:

	2013	2012
Federal statutory rate	(34.00)%	(34.00)%
State taxes — net of federal benefit	0.02	0.12
Convertible debt interest expense	0.92	—
Tax credits	(0.02)	(7.40)
Change in fair value of warrants	(0.42)	(29.78)
Other permanent items	(1.42)	(0.64)
Foreign withholding tax	—	11.57
Valuation allowance	35.18	79.68

Effective income tax rate	0.26%	19.55%

As of December 31, 2013, the Company had $110,512 of federal net operating loss carryforwards that expire through 2028, $71,029 of state net operating loss carryforwards that expire from 2013 through 2028, and $1,196 of research and development tax credits that expire in 2028. The amount of the net operating loss and research and development tax credit carryforwards that may be utilized annually to offset future taxable income and tax liability may be limited as a result of certain ownership changes pursuant to Section 382 of the Internal Revenue Code. We have not completed a study to assess whether there have been one or more ownership changes since our inception due to the costs and complexities associated with such a study.

In 2012, the Company earned $10,000 of revenue from a technology licensing arrangement with a Chinese customer. Chinese tax law imposes a 10% income tax on such arrangements therefore $1,000 was withheld and remitted by the customer. The tax amount withheld effectively equals the tax due; therefore, the Company is not required to file a Chinese tax return. The withholding has been recorded as income tax expense in 2012.

The Company recognizes in its consolidated financial statements only those tax positions that are “more-likely-than-not” of being sustained upon examination by taxing authorities, based on the technical merits of the position. The Company performed a comprehensive review of its material tax positions in accordance with recognition and measurement standards. Based on this review, the Company has concluded that there are no uncertain tax positions that would require recognition or disclosure within the consolidated financial statements. As of December 31, 2013 and 2012, there are no uncertain tax positions. In addition, there are no amounts required to be included in the financial statements for interest or penalties on uncertain tax positions.

The Company files federal and various state income tax returns. The Company’s federal tax returns for 2010 and subsequent years remain open to examination by the tax authorities. The Company’s 2009 federal return has been audited and the audit was closed without any changes to the return positions. In addition, state tax returns for 2009 and subsequent years remain open to examination and the statute of limitations is not closed for the Company’s Switzerland-based subsidiary for 2009 and subsequent periods.

16.	RELATED-PARTY TRANSACTIONS

In 2011, the Company engaged an investor in the Company, to act as a co-lead investment banker in pursuing a sale of certain assets of the business. This sale was ultimately not consummated and rather the business was restructured in April 2012 at which time the Company ended efforts to sell the business. The agreement with the investor to market this business was terminated as of May 2013.

In 2013 the Company issued convertible notes to Rockport Capital Partners, Allen & Company, LLC and CWE LLC. These notes were valued collectively at $8,028 which consisted of $4,517 in cash and $3,511 in non-cash ascribed to the conversion of the C-1 shares (see Note 9). At December 31, 2013, accrued interest for these notes totaled $229 bringing the convertible value of such notes held by the investors to $8,257.

17.	SEGMENT REPORTING

The Company’s segments are defined as components of the enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The performance of the segments is evaluated based upon several factors, of which the primary financial measures are segment revenues, gross profits, and loss from operations. The disaggregated financial results of the segments reflect the allocation of certain functional expense categories consistent with the basis and manner in which management internally disaggregates financial information for the purpose of assisting in making internal operating decisions. In addition, certain expenses and other shared costs which management does not believe are specifically and directly attributable or allocable to any of the business segments have been excluded from the presented segment contribution margins. The accounting policies of the business segments are the same as those for the consolidated Company. The Company assigns revenues to individual countries based on the customer’s shipment location.

The Company manages its business with the four following segments:

•	Product Sales and Service — Included in this business segment are the Company’s sales of distributed turbines along with related services, other products produced and sold to customers, as well as, in the future the Company’s direct sales of utility-class turbines.

•	Technology Licensing — Included in this business segment is the licensing of packages of the Company’s developed technology.

•	Technology Development — Included in this business segment is the Company’s development of technology for customers.

•	Shared Services — These costs and expenses are comprised mainly of the general and administrative departments including executive, finance and accounting, legal, human resources, and IT support, as well as certain shared engineering, and in certain circumstances, sales and marketing activities.

Unallocated costs and expenses include depreciation and amortization, stock compensation, and certain other non-cash charges, such as restructuring and impairment charges.

Revenue for the four business segments are shown as follows:

	2013	2012
Product Sales and Services	$20,076	$17,400
Technology Licensing	—	10,000
Technology Development	522	—

Total	$20,598	$27,400

The loss from operations for the business segments and unallocated costs and expenses are as follows:

	2013	2012
Product Sales and Services	$(3,452)	$(6,924)
Technology Licensing	(1,587)	9,183
Technology Development	317	(22)
Shared Services	(6,516)	(6,219)
Unallocated costs and expenses	(2,513)	(5,675)

Loss from operations	$(13,751)	$(9,657)

Unallocated costs and expenses consist of:

	2013	2012
Depreciation and amortization	$(985)	$(1,726)
Stock-based compensation expense	(701)	(971)
Loss from disposals of property and equipment	—	(44)
Asset held for sale loss	(768)	—
Noncash restructuring charges	(70)	(1,512)
Impairment of long-lived assets	—	(1,451)
Other	11	29

	$(2,513)	$(5,675)

Total business segment assets are as follow:

	2013	2012
Product Sales and Services	$17,583	$11,889
Technology Licensing	1,059	709
Technology Development	274	—
Shared Services	290	370
Unallocated assets	8,339	7,058

Total	$27,545	$20,026

Unallocated assets consist of the following:

	2013	2012
Cash	$4,236	$4,241
Other current assets	372	209
Property, plant and equipment, net	47	122
Deferred tax assets	2,384	409
Asset held for sale	1,300	2,077

Total	$8,339	$7,058

Geographic information about revenue, based on shipments and/or services to customers by region, is as follows:

	2013	2012
United States	$4,532	$3,653
United Kingdom	6,926	11,445
Italy	8,760	302
China	—	12,000
Rest of the world	380	—

Total	$20,598	$27,400

For the years ended December 31, 2013 and 2012, 78% and 87% of revenues, respectively, were recognized from sales outside the United States.

Geographic information about long-lived assets associated with particular regions is as follows:

	2013	2012
United States	$3,865	$5,273
Rest of the world	80	122

Consolidated Total	$3,945	$5,395

18.	SUBSEQUENT EVENTS

Private Placement

On January 15, 2014, the Company signed a letter of intent to be acquired by Mira III Acquisition Corp. (“Mira III”), a Canadian capital pool company, in a reverse takeover transaction. Upon completion of the transaction, the Company would be a wholly-owned subsidiary of Mira III, but the Company’s business would become Mira III’s operating business and the Company’s directors and officers would become Mira III’s directors and officers. Mira III also would succeed to the Company’s status as a reporting company under the Exchange Act which would permit it to continue to prepare financial statements in accordance with U.S. GAAP. Mira III’s common stock is listed for trading on the TSX Venture Exchange (“Exchange”) under the symbol MRQ.P. Closing of the acquisition by Mira III is contingent upon, among other things, execution of definitive merger agreement, approval by the Company’s stockholders and by the stockholder’s of Mira III, and the approval by the Toronto Stock Exchange and the TSX Venture Exchange. On March 17, 2014 the private placement was completed and the gross proceeds raised of $22,273 have been placed in escrow until the closing date has been determined. Upon the closing, equity securities issued to the private placement investors would be automatically exchanged for shares of Mira III’s common stock. Also upon the closing of the acquisition, all of the outstanding common stock of the Company would be exchanged for common shares of Mira III and all outstanding senior secured convertible notes of the Company would be converted to common shares of Mira III, as disclosed in Mira III Filing Statement.

In March 2014, the Toronto Stock Exchange (the “TSX”) informed the Company that it would be required to reprice the options issued in January 2014 upon completion of the option exchange described in Note 13, Stock Based Compensation and Employee Benefit Plans, so that the exercise price for such options would be equal to the price per equity security sold in the private placement. The Board of Directors of the Company determined effective the end of March 2014 that it would reprice these options as required by the TSX and as permitted by the option exchange documents, but would not modify the number of shares issued to employees. The Company will account for the March repricing by considering the event a modification of such options at such time. The Company will be concluding the accounting for all activities associated with the option exchange as well as repricing as part of reporting its results for the three months ended March 31, 2014.

On March 31, 2014 the Company successfully completed their Filing Statement with the Exchange. The Exchange has conditionally accepted the merger subject to Mira III fulfilling all of the requirements of the Exchange on or before June 30, 2014. In addition, the Toronto Stock Exchange has conditionally approved the listing of the Voting Common Shares on the Toronto Stock Exchange subject to Mira III fulfilling all of the requirements of the Toronto Stock Exchange on or before June 26, 2014.

On April 16, 2014, the Company consummated the reverse takeover transaction and the listing of its Voting Common Shares on the TSX under the symbol NPS, and received the escrowed gross proceeds of $22,273. As described in Note 1, the receipt of such proceeds has mitigated the previously reported going concern uncertainty. Also, WPHI’s Senior Secured Convertible Notes, originally due June 30, 2014, were converted into Mira III common shares and have been reported as a long-term liability as of December 31, 2013.

Facility Sale and Leaseback

On March 5, 2014, the Company signed a Purchase and Sale Agreement with Malone Properties, Inc., (the “Buyer”) of Montpelier, VT, at a proposed purchase price of $1,300. Upon signing the Lease Agreement (the “Lease”), the Company’s rent expense will be $345 annually plus the cost of certain maintenance, insurance and property taxes. The Company will have the right to terminate the lease at the end of years two, three and four with six months prior notice. The Lease will be signed and executed at the time of closing, which is expected to occur during the second quarter of 2014.

Material Contract

In March 2014, the Company executed an agreement with a Brazilian-based company, WEG Equipamentos Elétricos S.A. (“WEG”) to develop a 3.3MW turbine platform. This contract is stand-alone in nature and does not alter any terms of previous agreements with WEG. Under this new agreement, the Company will provide certain design, production support and testing services in exchange for $8 million, which is earned over time.

WEG will own the resulting turbine design and any newly-developed intellectual property and will have the exclusive right to produce and sell turbines based upon such design in South America, Central America (other than the Caribbean) and sub-Saharan Africa. The Company has the right to license such design or produce turbines based upon this design in all other parts of the world, but must provide WEG with a right of first refusal on such production. The contract also grants WEG the option to potentially acquire rest of world rights to produce and sell turbines based upon the 3.3MW design. The Company retains the right to develop alternative 3MW turbine platforms. The Company is currently concluding the appropriate accounting for this contract.

Northern Power Systems S.r.l, an Italian limited liability company was established on January 23, 2014 is a subsidiary of Northern. Northern Power Systems S.r.l. was established to provide installation and maintenance services for the Company’s customers in Italy.

19.	COMMITMENTS AND CONTINGENCIES

On March 31, 2011, the Company entered into an agreement to provide maintenance and repair services for an expected fifteen or more utility-scale wind turbines with a customer. This agreement obligated the Company to provide such services for up to a 12 year period. Since the Company anticipated multiple sales of utility-scale wind turbines under this agreement it created a service infrastructure to support such a deployment. The Company, in fact, has only sold two prototype turbines to this customer resulting in a potential cost to perform this obligation being in excess of expected revenue sources. As a separately priced maintenance agreement, accounting for this contract is under ASC 460 Guarantees, which requires that the measurement of a guarantee liability be the fair value of the obligation at the reporting period. If the consideration of the fair value of an obligation results in the potential of a contingent loss, consideration of the probable and estimable criteria of ASC 450-20-25 is appropriate. Furthermore, for longer-term obligations, such as this, the Company considers the use of a discount factor in determining the estimated liability is appropriate. The agreement is currently under renegotiation and depending on the outcome could have an impact on the estimated liability.

In 2011, the Company both commenced a significant infrastructure redesign to reduce costs and initiated negotiations with the customer to change the terms of this service contract based upon an option that the Company has within the agreement. In consideration of those factors, the Company determined that a loss was not probable at such time and as such did not record a liability in its 2011 consolidated financial statements. Despite the Company’s implementation of cost reductions the Company concluded during 2012 that a loss was probable. The Company estimated the discounted value of such exposure at $562, using a discount rate of 9% over approximately 10 years. As of December 31, 2013, total liability related to this exposure is $417 of which $159 is recorded as a current liability.

In 2012, the Company was notified by the DOE of audits of the Company’s incurred cost submissions associated with various contracts the Company has with the DOE. The Defense Contract Auditing Agency (“DCAA”) completed its audit of 2003 in November of 2013 and the outcome of this audit did not result in a cost to the Company. The DCAA is currently auditing the years 2004 through 2007 and an external independent audit firm is auditing 2010. These audits are in various stages of completion and although the Company received information requests from the auditors in 2012, substantive audit procedures did not begin until June 2013. The Company does not have adequate information at the date of issuance of these financial statements to determine if the outcome of any of these remaining open audits will result in a cost to the Company.

The Company has entered into several operating lease agreements, primarily for the lease of office facilities, and office equipment, expiring through 2018. Rental expense under these operating lease arrangements for the years ended December 31, 2013 and 2012 was $388 and $544, respectively.

Future minimum lease payments under noncancelable lease agreements (with initial or remaining lease terms in excess of one year) are as follows:

Years Ending December 31
2014	$266
2015	57
2016	55
2017	4
2018	4
Thereafter	2

$388

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(Amounts in thousands)

	Balance Beginning of Year	Charged to Expense	Write- Offs	Recoveries	Balance End of Year
Allowance for doubtful accounts receivable:
Fiscal year ended December 31, 2012	$329	(196)	(111)	—	$22
Fiscal year ended December 31, 2011	$188	141	—	—	$329

	Balance Beginning of Year	Additions	Write- Offs	Recoveries	Balance End of Year
Deferred tax asset valuation allowance:
Fiscal year ended December 31, 2012	$41,647	4,377	—	—	$46,024
Fiscal year ended December 31, 2011	$32,257	9,390	—	—	$41,647

	Balance Beginning of Year	Additions	Write- Offs	Recoveries	Balance End of Year
Inventory excess and obsolete reserve:
Fiscal year ended December 31, 2012	$1,024	430	—	—	$1,454
Fiscal year ended December 31, 2011	$424	600	—	—	$1,024

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